Exhibit 99.1

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer Jill Baker, Vice President of Investor Relations +1-781-434-4118
PAREXEL REPORTS FOURTH QUARTER AND FISCAL YEAR 2008 FINANCIAL
RESULTS
•	Record quarterly and Fiscal Year service revenue grows approximately 33% and 30%, respectively

•	Operating margin of 9.9% for the quarter

•	Record backlog of over $2 billion; net book-to-burn ratio of 1.56 for the quarter
Boston, MA, August 6, 2008 – PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the fourth quarter and Fiscal Year ended June 30, 2008.
For the three months ended June 30, 2008, PAREXEL’s consolidated service revenue increased 32.6% to a record $272.2 million compared with $205.2 million in the prior year period. The Company reported operating income of $26.9 million, or 9.9% of consolidated service revenue, in the fourth quarter of Fiscal Year 2008, versus operating income of $16.9 million, or 8.2% of consolidated service revenue, in the comparable quarter of the prior year. Including the positive net impact from certain tax items, net income for the quarter totaled $25.0 million, or $0.43 per diluted share, compared with net income of $10.4 million, or $0.18 per diluted share, for the quarter ended June 30, 2007.
On an adjusted basis, excluding the favorable impact of $8.7 million in net tax adjustments related, in part, to the reversal of certain U.S. tax valuation reserves, fourth quarter Fiscal Year 2008 net income would have been $16.3 million (up 56.5% from the quarter ended June 30, 2007) and diluted earnings per share would have been $0.28 (up 55.6% from the quarter ended June 30, 2007).
On a segment basis, consolidated service revenue for the fourth quarter of Fiscal Year 2008 was $212.0 million in Clinical Research Services (CRS), $33.3 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $26.9 million in Perceptive Informatics, Inc.
For the full fiscal year ended June 30, 2008, consolidated service revenue was $964.3 million versus $742.0 million in the prior year, a year-over-year increase of 30.0%. For Fiscal Year 2008, operating income was $86.7 million, or 9.0% of consolidated service revenue, compared with operating income of $57.6 million in Fiscal Year 2007, or 7.8% of consolidated service revenue. Net income for Fiscal Year 2008 was $64.6 million, or $1.12 per diluted share, compared with net income of $37.3 million, or $0.66 per diluted share, in Fiscal Year 2007.
On an adjusted basis, excluding a Q1 Fiscal Year 2008 non-U.S. net tax benefit of $4.0 million, related in part to a reduction in German tax rates; a Q3 Fiscal Year 2008 favorable pre-tax restructuring benefit of $860,000; and the Q4 Fiscal Year 2008 net tax adjustments described above of $8.7 million, operating income for the full Fiscal Year would have been $85.8 million, or 8.9% of consolidated service revenue (up 49.1% compared to the prior year), pretax income would have been $84.7 million, income taxes would have been $32.4 million (or 38.3% of pretax income), net income would have been $51.4 million (up 37.8% from one year ago), and diluted earnings per share would have been $0.89 (up 34.8% from the prior year). The Company has posted a spreadsheet of quarterly and full Fiscal Year 2008 results detailing these adjustments in the “Additional Financials” portion of the Investor Relations section at www.PAREXEL.com.
On a segment basis, consolidated service revenue for Fiscal Year 2008 was $745.7 million in CRS, $129.8 million in PCMS, and $88.8 million in Perceptive Informatics, Inc.
New business wins and backlog growth were strong in the fourth quarter. The Company reported a Fiscal Year 2008 ending backlog of $2.059 billion, an increase of 36.6% over the ending backlog reported for Fiscal Year 2007. Backlog at the beginning of the fourth quarter was $1.907 billion. Adding the June quarter’s record gross new business wins of $545.0 million to that amount, and then subtracting $272.2 million in current quarter service revenue and $120.7 million in cancellations, resulted in a backlog of $2.059 billion as of June 30, 2008. The foreign exchange impact on backlog was insignificant in the quarter. The net book-to-burn ratio was 1.56 for the quarter, and was 1.57 for Fiscal Year 2008.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “The fourth quarter’s financial results capped a strong fiscal year for PAREXEL. We posted record service revenue in the fourth quarter, and achieved full year service revenue growth of 30.0%, or approximately 19% on a same-store constant currency adjusted basis. All business segments contributed to the positive full-year results. We also delivered on our commitment to improve profitability, increasing operating margin to 9.9% in the quarter, and by 120 basis points to 9% for the full fiscal year, while concurrently making strategic investments to help meet our longer term goals. Notable improvements in the Perceptive Informatics and Medical Communications businesses, as well as significant leveraging of SG&A as a result of very strong service revenue growth in CRS, were the primary contributors to solid operating margin expansion during the Fiscal Year.”
Mr. von Rickenbach continued, “We have clearly benefited from the successful execution of our strategy to become a leading global provider of complex clinical development services and technologies. Demand has been driven by both large and small clients, an improving industry pipeline in late stage development, and an increase in outsourcing penetration rates. We move into the new fiscal year with good momentum, a strong and diversified backlog, and a healthy business development pipeline. Our priorities for Fiscal Year 2009 include solid revenue growth, as well as improved operating profitability and increased earnings per share. We expect to achieve these objectives while also making investments in our businesses in an effort to continuously improve the products and services that we offer to our clients, positioning us for sustained growth.”
The Company issued forward-looking guidance for the first quarter of Fiscal Year 2009 (ending September 30, 2008), and updated guidance for Fiscal Year 2009, using recent exchange rates. Without taking into account the impact from the anticipated acquisition of ClinPhone (as announced on June 13, 2008), the Company expects to report consolidated service revenue for the first quarter in the range of $260 to $270 million, and earnings per diluted share in the range of $0.23 to $0.25. For Fiscal Year 2009, consolidated service revenue is expected to be in the range of $1.125 to $1.155 billion and earnings per diluted share are projected to be in the range of $1.15 to $1.25 (versus previously issued revenue guidance for Fiscal Year 2009 of $1.110 to $1.140 billion, and earnings per diluted share of $1.10 to $1.20).

The Company currently anticipates that the acquisition of ClinPhone will be completed in the course of the first quarter of Fiscal Year 2009. When taking into account the impact from the anticipated acquisition, the Company expects that there will be a dilutive impact to earnings per share in Fiscal Year 2009 in the range of $0.04 to $0.06, including the amortization of intangibles and other costs. Upon closing of the transaction, PAREXEL will also be taking a one-time charge to write off costs associated with unamortized loan fees in connection with its existing line of credit and costs related to unwinding of interest rate hedges. The Company anticipates these costs will have a dilutive impact to earnings per share in Fiscal Year 2009 of approximately $0.02. Due to U.K. regulations, the Company cannot provide more specific revenue or earnings per share guidance at this time. The Company expects to update guidance in more detail after the completion of the transaction.
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including operating income, pretax income, income taxes, net income, and diluted earnings per share. The Company believes that presenting the non-GAAP financial measures contained in the financial tables and in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because they exclude items that are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the GAAP information, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP. A reconciliation of GAAP results with non-GAAP financial measures may be found in the attached financial tables.
A conference call to discuss PAREXEL’s fourth quarter and year-end earnings, business, and financial outlook will begin at 10:00 a.m. EDT Thursday, August 7, 2008 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial (612) 332-0228 and ask to join the PAREXEL quarterly conference call.
About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 63 locations throughout 52 countries around the world, and has over 8,050 employees. For more information about PAREXEL International visit www.PAREXEL.com.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the first quarter of Fiscal Year 2009 and Fiscal Year 2009. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business, including, but not limited to, the successful completion, business integration and anticipated synergy achievements in connection with the ClinPhone acquisition; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008 as filed with the SEC on May 9, 2008, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Income
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	June 30, 2008				June 30, 2007
	As Reported	Adjustments		Adjusted	As Reported (a)
Service revenue	$272,169			$272,169	$205,209
Reimbursement revenue	59,758			59,758	48,773

Total revenue	331,927			331,927	253,982

Costs and expenses:
Direct costs	175,083			175,083	131,481
Reimbursable out-of-pocket expenses	59,758			59,758	48,773
Selling, general and administrative	60,027			60,027	48,256
Depreciation	8,955			8,955	7,093
Amortization	1,169			1,169	1,436
Restructuring benefit	—			—	40

Total costs and expenses	304,992			304,992	237,079

Income from operations	26,935			26,935	16,903

Other income (expense)	(726)			(726)	370

Income before income taxes	26,209			26,209	17,273

Provision for income taxes	877	8,706	(b)	9,583	6,908
Effective tax rate	3.3%			36.6%	40.0%

Minority interest expense (benefit)	294			294	(70)

Net income	$25,038	$(8,706)		$16,332	$10,435

Earnings per common share:
Basic	$0.44			$0.29	$0.19
Diluted	$0.43			$0.28	$0.18

Shares used in computing earnings per common share:
Basic	56,602			56,602	55,081
Diluted	57,711			57,711	56,851
Balance Sheet Information

	Preliminary
	June 30,	March 31,	June 30,
	2008	2008	2007
Billed accounts receivable, net	$253,256	$216,060	$189,843
Unbilled accounts receivable, net	222,560	197,627	135,178
Deferred revenue	(213,126)	(199,121)	(170,718)

Net receivables	$262,690	$214,566	$154,303

Cash and marketable securities	$51,918	$53,313	$96,677
Working capital	$172,315	$165,437	$118,746
Total assets	$941,757	$859,638	$680,013
Short-term borrowings	$31,474	$13,656	$30,463
Long-term debt	$38,465	$38,443	$277
Stockholders’ equity	$428,091	$397,266	$316,616

(a)	Fiscal Year 2007 numbers have been adjusted to reflect Fiscal Year 2008 presentation. Certain direct costs have been moved to selling, general and administrative to ensure consistency among all business segments.

(b)	Represents an $11.1 million reversal of certain U.S. tax valuation reserves, which were offset by $2.4 million in adjustments to the Netherlands tax reserves.

PAREXEL International Corporation
Consolidated Condensed Statement of Income
(In thousands, except per share data)

	Unaudited
	Twelve Months Ended
	June 30, 2008			June 30, 2007
	As Reported	Adjustments	Adjusted	As Reported (a)
Service revenue	$964,283		$964,283	$741,955
Reimbursement revenue	198,687		198,687	176,149

Total revenue	1,162,970		1,162,970	918,104

Costs and expenses:
Direct costs	629,399		629,399	483,887
Reimbursable out-of-pocket expenses	198,687		198,687	176,149
Selling, general and administrative	211,392		211,392	169,681
Depreciation	33,005		33,005	26,546
Amortization	4,681		4,681	4,309
Restructuring benefit	(860)	860 (b)	—	(34)

Total costs and expenses	1,076,304	860	1,077,164	860,538

Income from operations	86,666	(860)	85,806	57,566

Other income (expense)	(1,129)		(1,129)	1,968

Income before income taxes	85,537	(860)	84,677	59,534

Provision for income taxes	20,026	12,383 (c)	32,409	22,277
Effective tax rate	23.4%		38.3%	37.4%

Minority interest expense (benefit)	871		871	(32)

Net income	$64,640	$(13,243)	$51,397	$37,289

Earnings per common share:
Basic	$1.16		$0.92	$0.68
Diluted	$1.12		$0.89	$0.66

Shares used in computing earnings per common share:
Basic	55,896		55,896	54,633
Diluted	57,461		57,461	56,216

(a)	Fiscal Year 2007 numbers have been adjusted to reflect Fiscal Year 2008 presentation. Certain direct costs have been moved to selling, general and administrative to ensure consistency among all business segments.

(b)	Represents a change in assumptions in restructuring reserves mainly related to facilities in the U.K.

(c)	Represents a non-U.S. net tax benefit of $4 million, related in part to a reduction in German tax rates, and an $11.1 million reversal of certain U.S. tax valuation reserves, which were offset by $2.4 million in adjustments to the Netherlands tax reserves, and a $0.3 million tax adjustment related to the restructuring benefit.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Three months ended
	June 30,
	2008	2007 (a)
Clinical Research Services (CRS)

Service revenue	$212,035	$152,677
% of total service revenue	77.9%	74.4%
Gross profit	$71,530	$54,642
Gross margin % of service revenue	33.7%	35.8%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$33,263	$33,310
% of total service revenue	12.2%	16.2%
Gross profit	$11,823	$10,534
Gross margin % of service revenue	35.5%	31.6%

Perceptive Informatics, Inc. (PII)

Service revenue	$26,871	$19,222
% of total service revenue	9.9%	9.4%
Gross profit	$13,733	$8,552
Gross margin % of service revenue	51.1%	44.5%

Total service revenue	$272,169	$205,209
Total gross profit	$97,086	$73,728
Gross margin % of service revenue	35.7%	35.9%

Revenue by Geography

The Americas	$105,198	$78,350
Europe, Middle East & Africa	145,453	114,148
Asia/Pacific	21,518	12,711

Total service revenue	$272,169	$205,209

Quarterly Supplemental Financial Data

Total revenue	$331,927	$253,982
Investigator fees	48,180	32,689

Gross revenue	$380,107	$286,671

DSO	63	49

Capital expenditures	$21,955	$14,014

(a)	Fiscal Year 2007 numbers have been adjusted to reflect Fiscal Year 2008 presentation. Certain direct costs have been moved to selling, general and administrative to ensure consistency among all business segments.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Twelve months ended
	June 30,
	2008	2007 (a)
Clinical Research Services (CRS)

Service revenue	$745,641	$548,838
% of total service revenue	77.3%	74.0%
Gross profit	$251,762	$190,283
Gross margin % of service revenue	33.8%	34.7%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$129,804	$120,636
% of total service revenue	13.5%	16.3%
Gross profit	$43,874	$36,161
Gross margin % of service revenue	33.8%	30.0%

Perceptive Informatics, Inc. (PII)

Service revenue	$88,838	$72,481
% of total service revenue	9.2%	9.8%
Gross profit	$39,248	$31,624
Gross margin % of service revenue	44.2%	43.6%

Total service revenue	$964,283	$741,955
Total gross profit	$334,884	$258,068
Gross margin % of service revenue	34.7%	34.8%

Revenue by Geography

The Americas	$377,857	$290,651
Europe, Middle East & Africa	515,445	411,483
Asia/Pacific	70,981	39,821

Total service revenue	$964,283	$741,955

(a)	Fiscal Year 2007 numbers have been adjusted to reflect Fiscal Year 2008 presentation. Certain direct costs have been moved to selling, general and administrative to ensure consistency among all business segments.